EXHIBIT 22

          PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
                        SUBSIDIARIES OF REGISTRANT


Clean Energy Enterprises, Inc.
Cardinal Pipeline Company, LLC (1)
PSNC Blue Ridge Corporation
PSNC Cardinal Pipeline Company
PSNC Exploration Corporation
PSNC Production Corporation
PSNC Propane Corporation



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(1)  64% ownership by PSNC.